Exhibit 10.3

CHANGE ORDER FORM
Resolution of FERC Open Items, Additional FERC Support Hours and Greenfield/Brownfield Milestone Adjustment

PROJECT NAME: Sabine Pass LNG Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: November 11, 2011	CHANGE ORDER NUMBER: CO-00035 DATE OF CHANGE ORDER: May 9, 2014

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary)

1.
Parties agree to the final resolution and closure of all issues listed in Exhibit A of this Change Order. For the avoidance of doubt, this Change Order does not include any impacts to the Soils Preparation Subcontractor which will be addressed as a Provisional Sum adjustment.

2.	Parties agree that the FERC related support hours detailed in Attachment A, Section 9.2 of the Agreement will continue without limiting work hours and without additional compensation.

3.
Items 1 and 2 of this Change Order will increase the Contract Price by a total of Fifteen Million U.S. Dollars ($15,000,000). Exhibit B of this Change Order depicts the modifications to the Milestone Payments in Attachment C of the Agreement.

4.	Milestone No. 25.04 Milestone Achievement Criteria of Attachment C, Schedule C-1 is hereby amended by:

•	deleting the phrase “original budgeted manhours”, and

•	replacing it with “current budgeted manhours”, as adjusted by Change Orders through CO#0034.

5.	Milestone No. 40.01 Milestone Achievement Criteria of Attachment C, Schedule C-1 is hereby amended by:

•	deleting the phrase “original budgeted manhours”, and

•	replacing it with “current budgeted manhours” as adjusted by Change Orders through CO#0034.

Adjustment to Contract Price

The original Contract Price was	$3,900,000,000
Net change by previously authorized Change Orders (#00001-00031)	$158,274,327
The Contract Price prior to this Change Order was	$4,058,274,327
The Contract Price will be (increased) by this Change Order in the amount of	$15,000,000
The new Contract Price including this Change Order will be	$4,073,274,327

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): No impact to Project Schedule.

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Adjustment to Payment Schedule: N/A

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials:
/s/ SB Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ Sergio Buoncristiano
Owner	Contractor
Ed Lehotsky	Sergio Buoncristiano
Name	Name
VP LNG Project Management	Principal Vice President
Title	Title
May 27, 2014	May 9, 2014
Date of Signing	Date of Signing